Filed pursuant to Rule 424(b)(3)
Registration No. 333-273977
PROSPECTUS
Eterna Therapeutics Inc.

Up to 16,754,154 Shares of Common Stock
This prospectus relates to the offering and resale from time to time by the selling stockholders identified in this prospectus (the “Selling Stockholders”) of up to 16,754,154 shares of our common stock, $0.005 par value per share (“common stock”), composed of (i) 2,184,950 shares of common stock issued in a private placement consummated in December 2022 (the “December Private Placement”), (ii) up to 4,369,900 shares of common stock issuable upon exercise of warrants issued to certain Selling Stockholders in such private placement, (iii) up to 3,047,196 shares of common stock issuable upon the conversion of the Company’s 6% Senior Convertible Notes (the “Note Conversion Shares”) that were issued to certain Selling Stockholders in a private placement consummated in July 2023, (iv) up to 1,057,716 shares of common stock that may become issuable upon conversion of capitalized pay-in-kind interest that may accrue through the maturity date of the Notes (the “PIK Interest Conversion Shares” and together with the Note Conversion Shares, the “Conversion Shares”) and (v) up to 6,094,392 shares of common stock issuable upon the exercise of warrants issued to certain Selling Stockholders in such private placement. The foregoing securities issued in the December 2022 Private Placement were acquired by certain Selling Stockholders on December 2, 2022 in a private placement pursuant to a purchase agreement among us and such Selling Stockholders, dated November 23, 2022. The Notes and the warrants issued by us in July 2023 were acquired by certain Selling Stockholders on July 14, 2023 in a private placement pursuant to a purchase agreement among us and such Selling Stockholders, dated July 13, 2023.
We are registering the common stock issued or issuable upon exercise of the warrants issued in December Private Placement pursuant to certain of the Selling Stockholders’ registration rights contained in that certain Registration Rights Agreement, dated December 2, 2022, by and among us and such Selling Stockholders. We are registering the Conversion Shares and the shares of common stock issuable upon exercise of the warrants issued by us in July 2023 pursuant to certain of the Selling Stockholders’ registration rights contained in that certain Registration Rights Agreement, dated July 14, 2023, by and among us and such Selling Stockholders.
The Selling Stockholders may offer, sell or distribute all or a portion of the shares of common stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated pries. We provide more information about how the Selling Stockholders may sell their respective shares of our common stock in the section entitled “Plan of Distribution.”
We will pay certain fees and expenses in connection with the registration of the common stock offered hereby, and we will not receive any proceeds from the Selling Stockholders’ sale of the shares of common stock offered hereby.
Our common stock is listed on the Nasdaq Capital Market under the symbol “ERNA.” On August 11, 2023, the closing price of our common stock was $2.68.
INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 22, 2023.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this prospectus, the Selling Stockholders may, from time to time, sell shares of our common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities offered by the Selling Stockholders. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.
The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.
You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. Neither we nor any Selling Stockholder has authorized anyone else to provide you with different or additional information other than that contained in or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, our common stock are being made only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
ii

PROSPECTUS SUMMARY
This prospectus summary highlights selected information appearing elsewhere in this prospectus and in documents we file with the SEC that are incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information incorporated by reference herein, the information set forth under the heading “Risk Factors” and our financial statements and the related notes thereto incorporated by reference in this prospectus.
Unless the context otherwise requires, all references in this prospectus to the “Company,” “Eterna,” “we,” “our,” “ours,” and “us” refer to Eterna Therapeutics Inc.
Overview
We are a life science company committed to realizing the potential of mRNA cell engineering to provide patients with transformational new medicines. We have in-licensed a portfolio of over 100 patents covering key mRNA cell engineering technologies, including technologies for mRNA cell reprogramming, mRNA gene editing, the NoveSliceTM and UltraSliceTM gene-editing proteins, and the ToRNAdoTM mRNA delivery system, which we collectively refer to as our “mRNA technology platform.” We plan to develop and advance a pipeline of therapeutic products, both internally and through strategic partnerships, with the near-term focus on deploying our mRNA technology platform through strategic partnerships. We license our mRNA technology platform from Factor Bioscience Limited under an exclusive license agreement.
Through strategic partnerships, we expect that our mRNA technology platform will be used for preclinical and eventual clinical development of product candidates for a variety of clinical indications. We expect that the initial product candidates developed by our strategic partners utilizing our mRNA technology platform will include hypoimmune induced pluripotent stem cell-derived product candidates for the treatment of neurological indications and iPSC-derived immune-modulating cells for indications such as acute myeloid leukemia and solid tumors.
Our Annual Report on Form 10-K for the year ended December 31, 2022 provides additional information about our business, operations and financial condition.
December Private Placement of Shares of Common Stock and Warrants
On November 23, 2022, we entered into a Securities Purchase Agreement with certain Selling Stockholders providing for the private placement (the “December Private Placement”) to such Selling Stockholders of an aggregate of 2,184,950 units, each unit consisting of (i) one share of our common stock and (ii) two warrants, each exercisable to purchase one share of common stock at an exercise price of $3.28 per share (the “December PIPE Warrants”), for an aggregate purchase price of approximately $7.7 million, consisting of $3.53 per Unit (inclusive of $0.125 per December PIPE Warrant). The December Private Placement closed on December 2, 2022.
Each December PIPE Warrant has an exercise price of $3.28 per share of common stock. The December PIPE Warrants became exercisable six months following the closing of the December Private Placement, expire five-and-one-half years from the date of issuance and are subject to customary adjustments. The December PIPE Warrants purchased by certain of the Selling Stockholders contain a provision pursuant to which such December PIPE Warrants may not be exercised if the aggregate number of shares of common stock beneficially owned by the holder thereof would exceed 4.99% or 9.99% of our common stock immediately after exercise thereof.
In connection with the December Private Placement, we entered into a Registration Rights Agreement (the “December Registration Rights Agreement”) on December 2, 2022 with certain Selling Stockholders, pursuant to which we agreed to register the resale of common stock issued in the December Private Placement and the shares of common stock underlying the December PIPE Warrants.
This prospectus covers the sale or other disposition by certain Selling Stockholders of up to the total number of shares of our common stock that were issued to such Selling Stockholders in the December Private Placement, plus the total number of shares of our common stock issuable upon exercise of the December PIPE Warrants issued to such Selling Stockholders, without giving effect to the beneficial ownership limitations described above; therefore, the number of shares of common stock beneficially owned by certain of the Selling Stockholders may be less than the number of shares of common stock registered for resale by such Selling Stockholders hereunder.

July Private Placement of Notes and Warrants
On July 13, 2023, we entered into a Securities Purchase Agreement with certain Selling Stockholders providing for the private placement (the “July Private Placement” and together with the December Private Placement, the “Private Placements”) to such Selling Stockholders of (i) $8,715,000 in aggregate principal amount of the Company’s 6.0% Senior Convertible Promissory Notes due July 2028 (the “Notes”) and (ii) warrants, each exercisable to purchase one share of common stock at an exercise price of $2.61 per share (the “July PIPE Warrants” and together with the December PIPE Warrants, the “Warrants”). The July Private Placement closed on July 14, 2023.
The Notes (including any PIK Interest, as defined below, accruing thereon) may be converted to shares of common stock at an initial conversion price of $2.86, subject to customary adjustments for stock splits, stock dividends and recapitalizations, as described in the Notes.
The Notes are the general senior unsecured obligations of the Company and rank equal in right of payment with all of the Company’s existing and future unsubordinated indebtedness. The Notes bear interest at 6.0% per annum, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2023. At its election, the Company may pay interest either in cash or in-kind by increasing the outstanding principal amount of the Notes (such interest paid pursuant to an increase in outstanding principal, “PIK Interest”). The Notes mature on July 14, 2028, unless earlier converted or repurchased. The Company may not redeem the Notes at its option prior to maturity. The Notes purchased by certain of the Selling Stockholders contain conversion limitations, providing that no conversion may be made if the aggregate number of shares of Common Stock beneficially owned by the holder thereof would exceed 4.99%, 9.99% or 19.99% immediately after conversion thereof, subject to certain increases not in excess of either 9.99% or 19.99% at the option of such holder.
The Company issued an aggregate of 6,094,392 July PIPE Warrants, each of which has an exercise price of $2.61 per share of common stock. The July PIPE Warrants are immediately exercisable, expire five years from the date of issuance and are subject to customary adjustments. The July PIPE Warrants purchased by certain of the Selling Stockholders contain a provision pursuant to which such July PIPE Warrant may not be exercised if the aggregate number of shares of common stock beneficially owned by the holder thereof would exceed 4.99%, 9.99% or 19.99% immediately after exercise thereof, subject to certain increases not in excess of either 9.99% or 19.99% at the option of such holder.
In connection with the July Private Placement, we entered into a Registration Rights Agreement (the “July Registration Rights Agreement” and together with the December Registration Rights Agreement, the “Registration Rights Agreements”) on July 14, 2023 with certain Selling Stockholders, pursuant to which we agreed to register the Conversion Shares and the shares common stock underlying the July PIPE Warrants offered hereby.
This prospectus covers the sale or other disposition by certain Selling Stockholders of up to the total number of shares of our common stock that issuable upon the conversion of the Notes issued to such Selling, plus the total number of shares of our common stock issuable upon exercise of the July PIPE Warrants issued to such Selling Stockholders, without giving effect to the beneficial ownership limitations described above; therefore, the number of shares of common stock beneficially owned by certain of the Selling Stockholders may be less than the number of shares of common stock registered for resale by such Selling Stockholders hereunder.
Corporate Information
Eterna Therapeutics Inc. was incorporated under the laws of Delaware in 1984. We changed our name from our initial name Alroy Industries, Inc. to NTN Communications, Inc. in 1985, to NTN Buzztime, Inc. in 2005, to Brooklyn ImmunoTherapeutics, Inc. in 2021 and to Eterna Therapeutics Inc. on December 20, 2022. Our principal executive office is located at 1035 Cambridge Street, Suite 18A, Cambridge, Massachusetts 02141, and our telephone number is (212) 582-1199. We maintain a website at www.eternatx.com. Information contained on or accessible through our website is not incorporated by reference and does not form a part of this prospectus or the registration statement of which this prospectus forms a part.

THE OFFERING
Resale of Common Stock
Common Stock Offered by the Selling Stockholders
Up to 16,754,154 shares.
Use of Proceeds
We will not receive any of the proceeds from the sale of the shares of common stock by the Selling Stockholders. However, we may receive the proceeds from any exercise of any of the Warrants if the holders do not exercise the Warrants on a cashless basis. See the section of this prospectus titled “Use of Proceeds.”
Market for Our Shares of Common Stock
Our common stock is listed on the Nasdaq Capital Market under the symbol “ERNA.”
Risk Factors
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described under the heading “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this prospectus, including our audited consolidated financial statements and the related notes, before you decide whether to purchase our common stock. If any of such risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•	our dependence on in-licensed intellectual property;
•	our ability to enter into and sustain strategic partnerships with respect to the potential licensing of our intellectual property;
•	our expectations regarding our ability to fund our operating expenses and capital expenditure requirements with our cash, cash equivalents and investments;
•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•	our intellectual property position and strategy;
•	developments relating to our competitors and our industry;
•	the impact of government laws and regulations; and
•	our ability to continue as a going concern.
The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties, some of which are beyond our control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of any common stock offered by this prospectus, but we will bear all fees and expenses incident to our obligation to register the shares of common stock being offered for resale hereunder by the Selling Stockholders.
We may receive proceeds from the exercise of the Warrants and issuance of the underlying shares of common stock. If all of the December PIPE Warrants and July PIPE Warrants were exercised for cash in full, the proceeds would be approximately $14.3 million and $15.9 million, respectively. We intend to use the net proceeds of such warrant exercises, if any, for research and development, general and administrative expenses, and for working capital purposes. We can make no assurances that any of the Warrants will be exercised, or if exercised, that they will be exercised for cash.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our restated certificate of incorporation, including the amendments thereto, which we refer to as our certificate of incorporation, and our amended and restated bylaws, which we refer to our bylaws, in its entirety for a complete description of the rights and preferences of our capital stock.
Authorized and Outstanding Stock
Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.005 per share, and 1,000,000 shares of preferred stock, par value $0.005 per share (the “preferred stock”). A total of 156,112 shares of preferred stock have been designated as Series A Convertible Preferred Stock. As of August 9, 2023, 5,410,331 shares of common stock were outstanding and 156,112 shares of Series A Convertible Preferred Stock were outstanding.
Common Stock
Voting Rights
Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Votes may be cast in person or by proxy. Stockholders do not have cumulative voting rights with respect to election of directors.
Dividends
The holders of Series A Convertible Preferred Stock are entitled to receive cumulative dividends of $0.10 per share per annum, payable semiannually in equal installments of $0.05 per share on June 1 and December 1 of each year. After the requirements with respect to the preferential dividends of the preferred stock have been met, holders of common stock are entitled to receive proportionately any dividends as may be declared and paid on common stock from funds lawfully available therefor as and when determined by the board of directors, subject to any preferential dividend rights of outstanding preferred stock.
Liquidation and Dissolution
In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
Other Rights
Holders of common stock have no preemptive, subscription, redemption or conversion rights and there are no sinking fund provisions with respect to our common stock. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock. All of the shares of the common stock currently issued and outstanding are fully-paid and nonassessable.
Provisions of Our Certificate of Incorporation and Bylaws and Delaware General Corporation Law may have Anti-Takeover Effects
Our certificate of incorporation and bylaws and the Delaware General Corporation Law (“DGCL”) contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and are designed in part to encourage persons seeking to acquire control of us to first negotiate with the board of directors.
Number of Directors; Vacancies
Our certificate of incorporation provides that the number of directors is established by the board of directors, which may delay the ability of stockholders to change the composition of a majority of the board. The board has the exclusive right to elect a director to fill any vacancy or newly created directorship.

Removal of Directors
A director may be removed only by the affirmative vote of the holders of at least 80% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class.
Stockholder Action by Written Consent; Special Meetings
Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by the board of directors. These provisions may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals
Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.
Delaware Business Combination Statute
We are a Delaware corporation subject to Section 203 of the DGCL. Under Section 203, certain “business combinations” between a Delaware corporation whose stock is listed on a national securities exchange or held of record by more than 2,000 stockholders and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:
•	the corporation has elected in its certificate of incorporation not to be governed by Section 203;
•
the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the date of the business combination or the date such stockholder became an interested stockholder, as applicable;

•
upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the “voting stock” (as defined in Section 203) of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•
the business combination is approved by the board of directors and by the stockholders (acting at a meeting and not by written consent) by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not “owned” (as defined in Section 203) by the interested stockholder.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock, or other transaction resulting in a financial benefit to the interested stockholder. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.
Certificate of Incorporation or Bylaws
Any provision of our certificate of incorporation may be amended, altered, changed or repealed in any manner prescribed by law; provided, that (a) the affirmative vote of the holders of at least 80% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, or repeal, or adopt any provision inconsistent with Article X of the certificate of incorporation, which contains the prohibition on stockholder action by written consent and the requirement that special meetings be called only by the board of directors, and (b) Article XI of the certificate of incorporation, provides that, subject to certain exceptions, no purchase by or from any Controlling Person (as defined below) of shares of our stock owned by such Controlling Person shall be made at a price exceeding the average price paid by such Controlling Person for all shares of our stock acquired by such Controlling Person during the two-year period preceding the date of such proposed purchase unless such purchase is approved by the affirmative vote of not less than a majority of the voting power of the shares of our stock entitled to vote held by Disinterested Stockholders (as defined below), may not be amended without the affirmative vote of not less than a majority of the our stock entitled to vote thereon, provided that if, at the time of such vote, there shall be one or more Controlling Persons, such affirmative vote shall include the affirmative vote in favor of such amendment of not less than a majority of the voting power of the shares of our stock entitled to vote thereon held by Disinterested Stockholders. “Controlling Person” means any individual, corporation, partnership, trust, association or other organization or entity (including any group formed for the purpose of acquiring, voting or holding our securities) which either directly, or indirectly through one or more intermediaries, owns, beneficially or of record, or controls by agreement, voting trust or otherwise, at least 10% of the voting power of stock, and such term also includes any corporation, partnership, trust, association or other organization or entity in which one or more Controlling Persons have the power, through the ownership of voting securities, by contract, or otherwise, to influence significantly any of the management, activities or policies of such corporation, partnership, trust, association, other organization or entity. “Disinterested Stockholders” means those holders of stock entitled to vote on any matter, none of which is a Controlling Person.
The board may, by majority vote, amend or repeal our bylaws and may adopt new bylaws.
Our stockholders may not adopt, amend, or repeal our bylaws or adopt new bylaws except by the vote or written consent of at least 66-2/3% of the voting power of our company.
Exclusive Forum Selection
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the a state court located in the State of Delaware (or if no state court has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to our company or stockholders, (c) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or amended and restated bylaws, or (d) any action asserting a claim against us governed by the internal affairs doctrine. Although our bylaws contain the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing requirements of The Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Listing on the Nasdaq Capital Market
The common stock is listed on the Nasdaq Capital Market under the symbol “ERNA.”
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

SELLING STOCKHOLDERS
The shares of common stock being offered by the Selling Stockholders are those issued to the Selling Stockholders in the December Private Placement, those issuable to the Selling Stockholders upon exercise of the Warrants and the Conversion Shares, which are those shares of common stock issuable upon conversion of the Notes, inclusive of shares of common stock underlying potential capitalized PIK Interest through the maturity date of the Notes. For additional information regarding the issuance of the foregoing shares of common stock, the Warrants and the Notes, see “Prospectus Summary—December Private Placement of Shares of Common Stock and Warrants” and “Prospectus Summary—July Private Placement of Notes and Warrants” located elsewhere in this prospectus. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock offered hereby, the Warrants and the Notes, as applicable, and as otherwise disclosed in the footnotes to the table immediately below, none of the Selling Stockholders has had any material relationship with us within the past three years.
The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder. The beneficial ownership of our common stock is based on 5,410,331 shares of our common stock outstanding as of August 9, 2023.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including derivative securities, such as options and warrants, that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a particular person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options, Notes and Warrants held by such person or entity were deemed outstanding if such securities are currently exercisable or become exercisable within 60 days following of August 9, 2023. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.
The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.
In accordance with the terms of the Registration Rights Agreements, this prospectus covers the resale of the sum of (i) the number of shares of common stock issued to those Selling Stockholders who acquired such shares in the December Private Placement, (ii) the maximum number of shares of common stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date the registration statement, of which this prospectus forms a part, was initially filed with the SEC, without regard to any limitations on the exercise of the Warrants, as described below, (iii) the maximum number of shares of common stock issuable upon conversion of the Notes, determined as if the outstanding Notes were converted in full as of the trading day immediately preceding the date the registration statement, of which this prospectus forms a part, was initially filed with the SEC, without regard to any limitations on the conversion of the Notes, as described above, and (iv) the maximum number of PIK Interest Conversion Shares issuable, assuming that the Company pays all interest on the Notes as PIK Interest through the maturity date of the Notes. The fourth column (presenting the number of shares of common stock owned after this offering) assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.
Under the terms of the December PIPE Warrants, certain Selling Stockholders may not exercise the December PIPE Warrants to the extent such exercise would result in such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the third column (presenting the maximum number of shares of common stock to be sold pursuant to this prospectus) does not reflect this limitation, but the number of shares in all other columns reflect this limitation. The Selling Stockholders may sell all, some or none of their respective shares in this offering. See “Plan of Distribution.”
Under the terms of the Notes, certain Selling Stockholders may not convert the Notes to the extent such conversion would result in such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99%, 9.99% or 19.99%, as applicable, of our then outstanding common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of such Notes which have not been converted. The number of shares in the third column (presenting the maximum number of shares of common stock to be sold pursuant to this prospectus) does not reflect this limitation, but the number of shares in all other columns reflect this limitation. The Selling Stockholders may sell all, some or none of their respective shares in this offering. See “Plan of Distribution.”
Under the terms of the July PIPE Warrants, certain Selling Stockholders may not exercise the July PIPE Warrants to the extent such exercise would result in such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99%, 9.99% or 19.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the third column (presenting the maximum number of shares of common stock to be sold pursuant to this prospectus) does not reflect this limitation, but the number of shares in all other columns reflect this limitation. The Selling Stockholders may sell all, some or none of their respective shares in this offering. See “Plan of Distribution.”
Unless otherwise noted in the footnotes to the table immediately below, a Selling Stockholder may not exercise the Warrants or convert the Notes to the extent such exercise or conversion, as applicable, would result in such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise or conversion. Given the foregoing limitations on exercise or conversion, the number of shares of common stock beneficially owned by a Selling Stockholders may be less than the number of shares of common stock registered for resale by such Selling Stockholder in accordance with the Company’s obligations under the Registration Rights Agreements.
Unless otherwise noted, the business address of each of these shareholders is c/o Eterna Therapeutics, Inc., 1035 Cambridge Street, Suite 18A, Cambridge, MA 02141
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
			Number	Percent
Charles Cherington(1)	1,175,026	4,647,321	312,837	5.76%
Purchase Capital LLC(2)	280,422	1,382,784	51,000	*
Pacific Premier Trust, Custodian, FBO Nicholas Singer(3)	424,814	637,392	53,750	*
George Denny(4)	534,031	2,288,566	3,043	*%
John Halpern(5)	550,298	2,178,078	116,363	2.15%
Beagle Limited(6)	212,463	212,463	—	*
Beaumont Irrevocable Trust(7)	280,699	505,041	—	*
ELF Investments, LLC(8)	46,740	46,740	—	*
Freebird Partners LP(9)	1,053,487	1,515,129	60,119	1.11%
IAF, LLC(10)	272,964	929,970	—	*
Shameek Konar(11)	279,512	212,463	21,291	*
Daniel Lyons(12)	23,547	24,448	312	*
Stephen Older(13)	94,938	101,006	—	*
Ashley S. Pettus 2012 Irrevocable Trust dated November 30, 2012(14)	424,929	424,929	—	*
T & Z Commercial Property, LLC(15)	94,938	101,006	—	*
Yiannis Monovoukas Family 2013 Irrevocable Trust fbo Aresti(16)	72,237	72,237	—	*
Yiannis Monovoukas Family 2013 Irrevocable Trust fbo Christian(17)	72,237	72,237	—	*
Yiannis Monovoukas Family 2013 Irrevocable Trust fbo Alexi(18)	72,237	72,237	—	*
Samuel Bradford(19)	243,988	212,463	31,525	*
Tucker R. Halpern Revocable Trust(20)	104,895	117,031	—	*
Warren Street Legacy, LLC(21)	104,895	117,031	—	*
Amos Denny Trust(22)	128,770	117,031	23,875	*
Brant C. Binder(23)	125,874	140,438	—	*
Peter F. Concilio(24)	15,732	17,552	—	*
Richard W. Wagner(25)	125,874	140,438	—	*
Regolith Capital Investments LP(26)	45,758	409,609	—	*
Amir Rozwadowski(27)	52,446	58,514	—	*
*	Represents less than 1.0%.
(1)	Includes (i) 15,085 shares of common stock subject to issuance upon exercise of options, (ii) 523,512 shares underlying the December PIPE

Warrants, and (iii) 3,043 shares of common stock issuable upon conversion of Series A convertible preferred stock. Charles Cherington is a former member of the Company’s board of directors, from which he resigned on July 6, 2023. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 523,512 shares underlying the December PIPE Warrants, (ii) 1,153,846 Conversion Shares, (iii) 2,307,692 shares underlying the July PIPE Warrants and (iv) 400,515 PIK Interest Conversion Shares. Mr. Cherington’s Notes and his July PIPE Warrants prohibit the conversion or exercise thereof if, after giving effect to such conversion or exercise, Mr. Cherington, including any person whose beneficial ownership would be attributable to him, would exceed 19.99%.
(2)
Includes (i) 121,822 shares of common stock held by Purchase Capital LLC and (ii) 158,600 shares of common stock subject to issuance upon exercise of December PIPE Warrants or July PIPE Warrants or conversion of Note Conversion Shares. Nicholas Singer, a former member of the Company’s board of directors, from which he resigned on July 6, 2023, has indirect beneficial ownership of shares held by Purchase Capital LLC. Mr. Singer has sole voting and investment power over all shares. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 141,644 shares underlying the December PIPE Warrants, (ii) 349,650 Conversion Shares and (iii) 699,300 shares underlying the July PIPE Warrants. The Notes and Warrants beneficially owned by Purchase Capital LLC prohibit the conversion or exercise thereof if, after giving effect to such conversion or exercise, Mr. Singer, including any person whose beneficial ownership would be attributable to him, would exceed 9.99%.

(3)
Includes (i) 266,214 shares of common stock held by Pacific Premier Trust as Custodian for the benefit of Mr. Singer and (ii) 158,600 shares of common stock subject to issuance upon exercise of December PIPE Warrants. Nicholas Singer, a former member of the Company’s board of directors, from which he resigned on July 6, 2023, has indirect beneficial ownership of shares held by Pacific Premier Trust. Mr. Singer has sole voting and investment power over all such shares. Maximum number of shares of common stock to be sold pursuant to this prospectus includes 424,928 shares underlying the December PIPE Warrants. The December PIPE Warrants prohibit the conversion or exercise thereof if, after giving effect to such conversion or exercise, Mr. Singer, including any person whose beneficial ownership would be attributable to him, would exceed 9.99%.

(4)
Includes 73,750 shares of common stock subject to issuance upon exercise of warrants and 3,043 shares of common stock issuable upon conversion of Series A convertible preferred stock. Denny Family Partners II, LLC owns 50,453 shares of common stock and the George Denny III Trust dated 6/11/1981 owns 406,785 shares of common stock. Mr. Denny disclaims beneficial ownership of the shares held by Denny Family Partners II, LLC except to the extent of his pecuniary interest therein. Mr. Denny’s address is. Mr. Denny has sole voting and dispositive power over 204 shares and has shared voting and dispositive power over 460,209 shares. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 667,478 shares underlying the December PIPE Warrants, (ii) 384,615 Conversion Shares, (iii) 769,230 shares underlying the July PIPE Warrants and (iv) 133,774 PIK Interest Conversion Shares. Mr. Denny’s Notes and his July PIPE Warrants prohibit the conversion or exercise thereof if, after giving effect to such conversion or exercise, Mr. Denny, including any person whose beneficial ownership would be attributable to him, would exceed 19.99%.

(5)
Includes 98,015 shares of common stock subject to issuance upon exercise of warrants. Shares held by the John D. Halpern Revocable Trust, of which, Mr. Halpern and Katherine H. Halpern are trustees. Mr. Halpern and Ms. Halpern share voting and dispositive powers. Mr. Halpern’s address is PO Box 540 Portsmouth, New Hampshire 03802. John Halpern and Katherine H. Halpern are trustees of the John D. Halpern Revocable Trust. Mr. Halpern and Ms. Halpern share voting and dispositive powers. Mr. Halpern’s address is PO Box 540 Portsmouth, New Hampshire 03802. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 335,920 shares of common stock purchased in the December Private Placement; (ii) 671,840 shares underlying the December PIPE Warrants, (iii) 349,650 Conversion Shares, (iv) 699,300 shares underlying the July PIPE Warrants and (v) 121,368 PIK Interest Conversion Shares. Mr. Halpern’s Notes and Warrants prohibit the conversion or exercise thereof if, after giving effect to such conversion or exercise, Mr. Halpern, including any person whose beneficial ownership would be attributable to him, would exceed 9.99%.

(6)
Includes 141,642 shares of common stock subject to issuance upon exercise of warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes 141,642 shares underlying the December PIPE Warrants.

(7)
Includes (i) 141,642 shares underlying the December PIPE Warrants, (ii) 87,412 Conversion Shares and (iii) 174,824 shares underlying the July PIPE Warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 141,642 shares underlying the December PIPE Warrants, (ii) 87,412 Conversion Shares, (iii) 174,824 shares underlying the July PIPE Warrants and (iv) 30,342 PIK Interest Conversion Shares.

(8)
Includes 31,160 shares underlying the December PIPE Warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes 31,160 shares underlying the December PIPE Warrants.

(9)
Includes (i) 272,583 shares of common stock of the Company; (ii) 424,928 shares underlying the December PIPE Warrants; (iii) 262,237 Conversion Shares; and (iv) 93,739 shares underlying the July PIPE Warrant. Freebird Investments LLC serves as the general partner of Freebird Partners. Curtis W. Huff is the sole member of Freebird Investments and has shared voting and dispositive powers with Freebird Investments. Freebird Partners’ address is 2800 Post Oak Blvd., Suite 2000, Houston, TX 77056. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 424,928 shares underlying the December PIPE Warrants, (ii) 262,237 Conversion Shares, (iii) 524,474 shares underlying the July PIPE Warrants and (iv) 91,026 PIK Interest Conversion Shares. Freebird Partners’ Notes and its July PIPE Warrants prohibit the conversion or exercise thereof if, after giving effect to such conversion or exercise, Freebird Partners, including any person whose beneficial ownership would be attributable to it, would exceed 19.99%.

(10)
Includes 60,500 shares subject to issuance upon conversion of Conversion Shares or exercise of warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 424,928 shares underlying the December PIPE Warrants, (ii) 87,412 Conversion Shares, (iii) 174,824 shares underlying the July PIPE Warrants and (iv) 30,342 PIK Interest Conversion Shares.

(11)
Includes 141,642 shares of common stock subject to issuance upon exercise of warrants by Mr. Konar and 45,758 shares of common stock subject to issuance upon exercise of warrants by Regolith Capital Investments LP, of which Mr. Konar and his spouse are the General Partner. Maximum number of shares of common stock to be sold pursuant to this prospectus includes 141,642 shares underlying the December PIPE Warrants.

(12)
Includes (i) 8,498 shares underlying the December PIPE Warrants, (ii) 3,496 Conversion Shares and (iii) 6,992 shares underlying the July PIPE Warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 8,498 shares underlying the December PIPE Warrants, (ii) 3,496 Conversion Shares, (iii) 6,992 shares underlying the July PIPE Warrants and (iv) 1,213 PIK Interest Conversion Shares.

(13)
Includes (i) 28,328 shares underlying the December PIPE Warrants, (ii) 17,482 Conversion Shares and (iii) 34,964 shares underlying the July PIPE Warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 28,328 shares underlying the December PIPE Warrants, (ii) 17,482 Conversion Shares, (iii) 34,964 shares underlying the July PIPE Warrants and (iv) 6,068 PIK Interest Conversion Shares.

(14)
Includes 283,286 shares underlying the December PIPE Warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes 283,286 shares underlying the December PIPE Warrants.

(15)
Includes (i) 28,328 shares underlying the December PIPE Warrants, (ii) 17,482 Conversion Shares and (iii) 34,964 shares underlying the July PIPE Warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 28,328 shares underlying the December PIPE Warrants, (ii) 17,482 Conversion Shares, (iii) 34,964 shares underlying the July PIPE Warrants and (iv) 6,068 PIK Interest Conversion Shares.

(16)
Includes 48,158 shares underlying the December PIPE Warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes 48,158 shares underlying the December PIPE Warrants.

(17)
Includes 48,158 shares underlying the December PIPE Warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes 48,158 shares underlying the December PIPE Warrants.

(18)
Includes 48,158 shares underlying the December PIPE Warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes 48,158 shares underlying the December PIPE Warrants.

(19)
Includes 141,642 shares underlying the December PIPE Warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes 141,642 shares underlying the December PIPE Warrants.

(20)
Includes (i) 34,965 Conversion Shares and (ii) 69,930 shares underlying the July PIPE Warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 34,965 Conversion Shares, (ii) 69,930 shares underlying the July PIPE Warrants and 12,136 PIK Interest Conversion Shares.

(21)
Includes (i) 34,965 Conversion Shares and (ii) 69,930 shares underlying the July PIPE Warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 34,965 Conversion Shares, (ii) 69,930 shares underlying the July PIPE Warrants and 12,136 PIK Interest Conversion Shares.

(22)
Includes (i) 34,965 Conversion Shares and (ii) 69,930 shares underlying the July PIPE Warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 34,965 Conversion Shares, (ii) 69,930 shares underlying the July PIPE Warrants and 12,136 PIK Interest Conversion Shares.

(23)
Includes (i) 41,958 Conversion Shares and (ii) 83,916 shares underlying the July PIPE Warrants. Brant Binder has served as a member of the Company’s board of directors since July 6, 2023. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 41,958 Conversion Shares, (ii) 83,916 shares underlying the July PIPE Warrants and (iii) 14,564 PIK Interest Conversion Shares.

(24)
Includes (i) 5,244 Conversion Shares and (ii) 10,488 shares underlying the July PIPE Warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 5,244 Conversion Shares, (ii) 10,488 shares underlying the July PIPE Warrants and (iii) 1,820 PIK Interest Conversion Shares.

(25)
Includes (i) 41,958 Conversion Shares and (ii) 83,916 shares underlying the July PIPE Warrants. Richard Wagner has served as a member of the Company’s board of directors since July 6, 2023. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 41,958 Conversion Shares, (ii) 83,916 shares underlying the July PIPE Warrants and (iii) 14,564 PIK Interest Conversion Shares.

(26)
Includes 45,759 shares of common stock subject to issuance upon the conversion of Conversion Shares and/or exercise of the July PIPE Warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 122,377 Conversion Shares, (ii) 244,754 shares underlying the July PIPE Warrants and (iii) 42,478 PIK Interest Conversion Shares.

(27)
Includes (i) 17,482 Conversion Shares and (ii) 34,964 shares underlying the July PIPE Warrants. Maximum number of shares of common stock to be sold pursuant to this prospectus includes (i) 17,482 Conversion Shares, (ii) 34,964 shares underlying the July PIPE Warrants and (iii) 6,068 PIK Interest Conversion Shares.

PLAN OF DISTRIBUTION
Each Selling Stockholder and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling the securities offered hereby:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
The Selling Stockholders may also sell securities in accordance with Rule 144, if available, or pursuant to any available exemption from registration under the Securities Act rather than under this prospectus. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.
In addition, a Selling Stockholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Selling Stockholders also may transfer their respective securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the Selling Stockholders that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
Subject to applicable law, in connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. Subject to applicable law, the Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Any broker-dealers or agents that are involved in selling the securities offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect or (iii) the securities offered by this prospectus have been disposed of by the Selling Stockholders (or the other holders of Registrable Securities (as defined in the Registration Rights Agreements)). The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not, subject to certain exceptions, simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
Our common stock is listed on the Nasdaq Capital Market under the symbol “ERNA.” The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

LEGAL MATTERS
The validity of the securities offered by this prospectus has been passed upon for us by Greenberg Traurig, LLP, New York, NY.
EXPERTS
The audited consolidated financial statements as of and for the year ended December 31, 2022 of Eterna Therapeutics Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of such firm as experts in accounting and auditing.
The audited consolidated financial statements as of and for the year ended December 31, 2021 of Eterna Therapeutics Inc. (formerly known as Brooklyn ImmunoTherapeutics, Inc.) incorporated by reference in this prospectus, have been so incorporated by reference in reliance upon the report of Marcum, LLP, independent registered public accounting firm, upon the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The Registration Statement, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 20, 2023;
•
our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 5, 2023 in connection with our 2023 Meeting of Stockholders, and Definitive Additional Proxy Soliciting Materials on Schedule A14A filed with the SEC on May 10, 2023;

•	our Quarterly Reports on Form 10-Q filed with the SEC on May 11, 2023 and August 11 2023;
•
our Current Reports on Form 8-K, filed with the SEC on January 4, 2023, January 10, 2023, January 26, 2023, February 22, 2023, April 11, 2023, May 2, 2023, May 5, 2023, June 20, 2023, July 11, 2023, July 13, 2023, July 18, 2023 and August 10, 2023; and

•
the Company’s Registration Statement on Form 8-A filed with the SEC on October 22, 2021, in which there is described the terms, rights and provisions applicable to the shares of the Company’s common stock, including any amendment or report filed for the purpose of updating such description, including the description of the common stock filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on April 15, 2022.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01, or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as subsequent to the effectiveness of such registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement, of which this prospectus forms a part, and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement, of which this prospectus forms a part, to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement, of which this prospectus forms a part.
We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at the following address:
Eterna Therapeutics Inc.
1035 Cambridge Street, Suite 18A
Cambridge, MA 02141
(212) 582-1199
You may also access these filings on our website at www.eternatx.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement we filed with the SEC and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements, or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement, or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.
Our website address is www.eternatx.com. The information contained on, or accessible through, our website is not incorporated into this prospectus and does not form a part hereof.

Eterna Therapeutics Inc.
Up to 16,754,154 Shares of Common Stock
PROSPECTUS
August 22, 2023